Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
GC China Turbines Corp.:

We consent to the use in this Registration Statement on Form S-1 of GC China Turbine Corp. of our report dated October 10, 2009 (January 15, 2010, as to effect of retrospective adjustments upon the completion of a reverse recapitalization), relating to the financial statements of Luckcharm Holdings Limited appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
January 19, 2010